Exhibit 99.2

THE PANTRY ANNOUNCES

TENDER OFFER FOR ITS

7.75% SENIOR SUBORDINATED NOTES DUE 2014

CARY, NC, July 20, 2012 – The Pantry, Inc.  (NASDAQ: PTRY) announced today the commencement of a cash tender offer for any and all of its outstanding 7.75% Senior Subordinated Notes due 2014 (the “Notes”) (CUSIP Nos. 698657AG8 / 698657AF0 / U6986NAB7).  In conjunction with the tender offer, The Pantry is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes.  The tender offer and consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of July 20, 2012.  The Offer will expire at 11:59 p.m., New York City time, on August 16, 2012, unless extended (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the early tender deadline of 5:00 p.m., New York City time, on August 2, 2012, unless extended (the “Early Tender Deadline”), shall receive total consideration equal to $1,003.75 per $1,000 principal amount of the Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the applicable payment date.

The purchase price for Notes that are validly tendered after the Early Tender Deadline but on or prior to the Expiration Date will be equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the applicable payment date.  Holders of Notes tendered after the Early Tender Deadline will not receive the consent payment.

Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, The Pantry will execute a supplemental indenture effecting the proposed amendments to the indenture governing the Notes.  Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn or revoked after execution of the supplemental indenture.

Among other things, the proposed amendments to the indenture governing the Notes would eliminate most of the indenture’s restrictive covenants and would amend certain other provisions contained in the indenture, in each case, as such covenants and other provisions apply to the Notes.  Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the Offer.

The Offer is contingent upon the satisfaction of certain conditions, including the completion of one or more financing transactions on terms reasonably satisfactory to The Pantry resulting in net proceeds to The Pantry that are, together with available cash, sufficient to purchase the Notes tendered and pay the related consent payments, if any, and fees and expenses in connection therewith. If any of the conditions to the tender offer are not satisfied, The Pantry is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the Offer.  The consent solicitation is conditioned upon the receipt of consents from holders of a majority of the principal amount of the Notes but the tender offer is not conditioned on receipt of such consents.  Full details of the terms and conditions of the Offer are included in the Offer to Purchase and Consent Solicitation Statement and related materials.   The Pantry may amend, extend or terminate the Offer in its sole discretion.

Any Notes purchased pursuant to the Offer will be cancelled, and those Notes will cease to be outstanding. Assuming that the conditions to the tender offer are satisfied or waived, payment for the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline is expected to be on August 3, 2012.  Payment for the Notes validly tendered and not validly withdrawn at or prior to the Expiration Date will occur promptly after the Expiration Date.

The Pantry expects to redeem any and all Notes that remain outstanding following consummation of the tender offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell or the solicitation of consents with respect to the Notes or any other security.  The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all noteholders.  Persons with questions regarding the Offer should contact the Dealer Managers, BofA Merrill Lynch, at (888) 292-0070 (toll-free) or (646) 855-3401 (collect) or Wells Fargo Securities, at (866) 309-6316 (toll-free) or (704) 715-8341 (collect), or the Information Agent, Global Bondholder Services Corporation at (866) 924-2200 (toll free) or (212) 430-3774 (collect).  In accordance with any state securities laws applicable to the tender offer in the United States which require the tender offer to be made to the public by a licensed broker or dealer, the tender offer shall be deemed to be made to the holders of Notes residing in those states by BofA Merrill Lynch or Wells Fargo Securities on behalf of The Pantry.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The company operates 1,590 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including, without limitation, the possibility that The Pantry may not be able to complete the financing transactions on terms acceptable to The Pantry or otherwise.  Such factors include those risks described from time to time in The Pantry’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  The Pantry does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

Contact: Berry Epley
(919) 774-6700